Exhibit 99.1

FOR IMMEDIATE RELEASE

WestRock Announces Election of E. Jean Savage to Board of Directors

ATLANTA, February 1, 2022 – WestRock Company (NYSE: WRK), a leading provider of differentiated paper and packaging solutions, today announced that E. Jean Savage, president and chief executive officer of Trinity Industries, Inc., has been elected to the Company’s Board of Directors.

“We are pleased to welcome Jean to the WestRock Board of Directors,” said David B. Sewell, chief executive officer of WestRock. “Her track record of achievement leading global advanced manufacturing operations, coupled with her customer-centric approach in product design, development, manufacturing and sales make her an excellent addition to the WestRock Board.”

Savage was named president and chief executive officer of Trinity Industries in February 2020 after having served on the company’s board of directors since 2018. Prior to this role, she was the vice president of the Surface Mining & Technology division of Caterpillar, Inc., from 2017 through 2020. Before this role, Savage served as chief technology officer and vice president of Caterpillar’s Innovation and Technology Development Division, responsible for the company’s global advanced manufacturing operations from 2014 until 2017.

Before this, Savage was senior vice president and chief operating officer of Caterpillar’s Progress Rail division, a wholly owned subsidiary of Caterpillar, Inc., from 2009 to 2014. Between 2002 and 2009, she held various leadership roles, starting with Progress Rail as vice president Quality and Continuous Improvement before its acquisition by Caterpillar in 2006.

Prior to joining Progress Rail, Savage worked in a variety of manufacturing and engineering positions for 14 years at Parker Hannifin Corporation. She began her career spending nine years as an intelligence officer in the U.S. Army Reserves.

Savage is a member of the National Association of Manufacturers Board of Directors, Southern Methodist University Advisory Board, Manufacturers Alliance for Productivity and Innovation (MAPI) Board of Trustees and United Way of Metropolitan Dallas Board of Directors. She also serves on the Texas A&M University Manufacturing and Mechanical Engineering Technology (MMT) External Advisory Committee.  She received an undergraduate degree from the University of Cincinnati and a graduate degree from the University of Dayton.

About WestRock
WestRock (NYSE: WRK) partners with our customers to provide differentiated, sustainable paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at westrock.com/sustainability.

Investors:
James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

Media:
Courtney James, 470-328-6397
Director, Corporate Communications
courtney.james@westrock.com

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